As filed with the U.S. Securities and Exchange Commission on September 8, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to:

Form S-8 Registration Statement No. 333-224403

Form S-8 Registration Statement No. 333-230129

Form S-8 Registration Statement No. 333-237044

Form S-8 Registration Statement No. 333-254023

Form S-8 Registration Statement No. 333-263207

Form S-8 Registration Statement No. 333-270381

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Surface Oncology, Inc.

(Surface Oncology, LLC, as successor to Surface Oncology, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-5543980
(State of Incorporation)	(IRS Employer Identification No.)

Surface Oncology, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Address of Principal Executive Offices)

Surface Oncology, Inc. 2021 Inducement Plan

Surface Oncology, Inc. 2018 Stock Option and Incentive Plan

Surface Oncology, Inc. 2018 Employee Stock Purchase Plan

Surface Oncology, Inc. 2014 Stock Option and Grant Plan

(Full Title of the Plans)

Dennis M. Lanfear

President and Chief Executive Officer

Coherus BioSciences, Inc.

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(650) 649-3530

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of Surface Oncology, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1.

Registration Statement No. 333-224403, registering 4,389,869 shares of common stock, par value $0.0001 per share (“Common Stock”), issuable pursuant to the 2014 Stock Option and Grant Plan (the “2014 Plan”), 1,628,735 shares of Common Stock issuable pursuant to the 2018 Stock Option and Incentive Plan (the “2018 Plan”) and 256,818 shares of Common Stock issuable pursuant to the 2018 Employee Stock Purchase Plan (the “2018 ESPP”), which was filed with the SEC on April 23, 2018;

2.

Registration Statement No. 333-230129, registering 1,110,904 shares of Common Stock issuable pursuant to the 2018 Plan and 277,726 shares of Common Stock issuable pursuant to the 2018 ESPP, which was filed with the SEC on March 7, 2019;

3.

Registration Statement No. 333-237044, registering 1,115,733 shares of Common Stock issuable pursuant to the 2018 Plan and 278,933 shares of Common Stock issuable pursuant to the 2018 ESPP, which was filed with the SEC on March 10, 2020;

4.

Registration Statement No. 333-254023, registering 1,628,281 shares of Common Stock issuable pursuant to the 2018 Plan and 407,070 shares of Common Stock issuable pursuant to the 2018 ESPP, which was filed with the SEC on March 9, 2021;

5.

Registration Statement No. 333-263207, registering 1,878,351 shares of Common Stock issuable pursuant to the 2018 Plan, 469,587 shares of Common Stock issuable pursuant to the 2018 ESPP and 600,000 shares of Common Stock issuable pursuant to the 2021 Inducement Plan (the “Inducement Plan”), which was filed with the SEC on March 2, 2022; and

6.

Registration Statement No. 333-270381, registering 2,423,158 shares of Common Stock issuable pursuant to the 2018 Plan and 605,789 shares of Common Stock issuable pursuant to the 2018 ESPP, which was filed with the SEC on March 9, 2023;

On June 15, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Coherus BioSciences, Inc. (“Coherus”), Crimson Merger Sub I, Inc., a direct, wholly owned subsidiary of Coherus (“Merger Sub I”), and Crimson Merger Sub II, LLC, a direct, wholly owned subsidiary of Coherus (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), that provides for the acquisition of the Company by Coherus. Upon the terms and subject to the conditions in the Merger Agreement, Merger Sub I will merge with and into the Company, with the Company surviving such merger as a direct, wholly owned subsidiary of Coherus (the “First Merger”), and, as part of the same overall transaction, promptly after the First Merger, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”).

In connection with the Mergers, the Company has terminated any and all offerings of the Company’s securities pursuant to these Post-Effective Amendments to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on September 8, 2023.

SURFACE ONCOLOGY, LLC (as successor by merger to Surface Oncology, Inc.)

By:	/s/ Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.